FOR IMMEDIATE RELEASE

Patriot Capital Funding Reports 2006 Third Quarter Results

WESTPORT, CT – November 13, 2006 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the third quarter ended September 30, 2006.

2006 Third Quarter Summary

•	Total investment income of $6.9 million

•	Net investment income of $4.1 million, or $0.26 per basic and diluted share

•	Net income of $3.5 million, or $0.22 per basic and diluted share

•	Originated $39.7 million of investment commitments

•	Net asset value per share of common stock at September 30, 2006 was $10.38

•	Weighted average yield on all of our debt investments was 13.7 percent for the nine months ended September 30, 2006.

Portfolio and Portfolio Quality

During the 2006 third quarter, the following investment commitments were originated:

•	$19.7 million ‘one-stop’ financing, comprised of senior debt and an equity co-investment, in support of Calvert Street Capital Partners’ acquisition of ADAPCO, Inc., a distributor of specialty chemicals and contract application services.

•	$13.0 million ‘one-stop’ financing, comprised of senior debt and an equity co-investment, in support of the acquisition of the assets comprising SMART Tuition Management Services (“SMART”) by SMART LLC, a provider of tuition management services to private schools throughout the U.S. that is owned by a holding company created by the principals of Lyrical Partners L.P. and Clearview Enterprises LLC.

•	$5.0 million participation in a syndicated junior secured term loan to Arrowhead General Insurance Agency, Inc., an insurance agency and program specialist.

•	$2.0 million participation in a syndicated junior secured term loan to Natural Products Group, LLC, a manufacturer and marketer of branded personal care products. The Company had previously funded a $2.0 million junior secured term loan to Natural Products Group, LLC during June 2006.

Subsequent to the 2006 third quarter,

•	on November 10, 2006, the Company closed a $25.5 million one-stop financing.

•	the Company funded a syndicated $3.0 million junior secured term loan investment in EmployBridge Holding Company, a provider of temporary staffing services.

•	the Company funded a syndicated $0.5 million junior secured term loan investment in Stolle Machinery Company LLC, a provider of capital equipment used in the production of aluminum and steel beverage and food cans.

•	the Company received gross proceeds of $1.0 million in conjunction with the full repayment of a junior secured term loan to Bare Escentuals Beauty, Inc.

Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage stated, “We are pleased with our third quarter investment activity, closing three new transactions and one add-on investment totaling $39.7 million in gross investment commitments. While net investment commitments were reduced to $33.2 million after giving effect to one repayment during the quarter, we remain on track to meet or exceed our internal annual net deployment target of $130-$140 million. We are equally as pleased that during the quarter, we added three new names to Patriot Capital Funding’s growing list of private equity relationships.”

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At September 30, 2006, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $18.2 million (8.5% of the total portfolio);
Investment Rating 2 investments totaled $160.0 million (74.7% of the total portfolio);
Investment Rating 3 investments totaled $36.1 million (16.8% of the total portfolio);
Investment Rating 4 – no investments were rated 4;
Investment Rating 5 – no investments were rated 5.

Liquidity and Capital Resources
At September 30, 2006, we had cash and cash equivalents of $7.1 million, total assets of $229.4 million and net assets of $163.9 million. Our net asset value per common share was $10.38 at September 30, 2006, compared to $10.46 at June 30, 2006. We had $57.9 million of borrowings outstanding at September 30, 2006 under our $140.0 million securitization revolving credit facility.

Dividend Information
On November 10, 2006, we announced that our Board of Directors had declared a cash dividend of $0.31 per share for the fourth quarter of 2006. The dividend is payable as follows:

Record date: December 15, 2006
Payment date: January 17, 2007

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2006 Third Quarter Conference Call/Webcast Information

Conference Call:	Today – Monday, November 13, 2006 at 10:00 a.m. ET
Dial-in Number:	877/690-6763
Call Replay Until:	November 15, 2006 at 12:00 p.m. ET
Replay Number:	800/633-8284
Replay Access Code:	21309509
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues generally ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Investments at fair value:
Investments in debt securities (cost of $214,161,069 – 2006,
$144,154,600 - 2005)	$214,243,569	$140,395,654
Investments in equity securities (cost of $3,372,850 – 2006,
$1,077,550 – 2005)	2,911,934	995,300
Unearned income	(3,278,752)	(3,439,295)

Total investments	213,876,751	137,951,659
Cash and cash equivalents	7,114,449	2,371,841
Restricted cash	5,301,867	7,806,328
Interest receivable	1,374,323	867,475
Other assets	1,750,945	1,658,690

TOTAL ASSETS	$229,418,335	$150,655,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$57,885,000	$21,650,000
Interest payable	349,837	60,334
Dividends payable	4,893,898	—
Accounts payable, accrued expenses and other	2,434,873	1,793,294

TOTAL LIABILITIES	65,563,608	23,503,628

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	-
Common stock, $.01 par value, 49,000,000 shares authorized;
15,786,769 and 12,136,655 shares issued and outstanding
at September 30, 2006, and December 31, 2005, respectively	157,868	121,367
Paid-in capital	171,321,343	136,267,552
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(2,036,708)	(3,483,297)
Accumulated net realized loss	(3,271,091)	—
Net unrealized loss on interest rate swap	(26,209)	—
Net unrealized depreciation on investments	(378,415)	(3,841,196)

TOTAL STOCKHOLDERS’ EQUITY	163,854,727	127,152,365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$229,418,335	$150,655,993

NET ASSET VALUE PER COMMON SHARE	$10.38	$10.48

Patriot Capital Funding, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
INVESTMENT INCOME
Interest and dividend income	$6,682,400	$3,611,189	$17,874,203	$8,710,879
Fees	62,233	122,486	188,134	187,983
Other investment income	135,000	—	848,449	—

Total Investment Income	6,879,633	3,733,675	18,910,786	8,898,862

EXPENSES
Compensation expense	944,918	944,369	2,662,083	1,834,598
Consulting fees	—	54,796	—	554,796
Interest expense	994,883	845,435	2,918,271	3,247,101
Professional fees	213,238	75,252	637,522	311,431
Prepayment penalty	—	3,395,335	—	3,395,335
General and administrative expense	630,139	304,957	1,792,205	693,070

Total Expenses	2,783,178	5,620,144	8,010,081	10,036,331

Net Investment Income (Loss)	4,096,455	(1,886,469)	10,900,705	(1,137,469)

NET REALIZED AND UNREALIZED GAIN (LOSS)
Net realized loss on investments	—	—	(3,271,091)	—
Net unrealized appreciation (depreciation) on investments	(344,187)	(3,761,046)	3,462,781	(3,081,035)
Net unrealized loss on interest rate swap	(225,093)	—	(26,209)	—

Net realized and unrealized gain (loss)	(569,280)	(3,761,046)	165,481	(3,081,035)

NET INCOME (LOSS)	$3,527,175	$(5,647,515)	$11,066,186	$(4,218,504)

Earnings (loss) per share, basic and diluted	$0.22	$(0.62)	$0.81	$(0.75)

Weighted average shares outstanding, basic	15,781,525	9,088,353	13,582,320	5,613,915

Weighted average shares outstanding, diluted	15,836,416	9,088,353	13,637,211	5,613,915

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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